SUPPLEMENTAL AGREEMENT


The undersigned, NUI Corporation, AGL Resources Inc. and its wholly owned subsidiary, Cougar Corporation, are each party to an Agreement and Plan of Merger, dated July 14, 2004 (the "Merger Agreement"), pursuant to which AGL Resources has agreed to purchase all of the outstanding shares of NUI Corporation on the terms described therein (the "Transaction"). Capitalized terms used and not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

WHEREAS, Article 6 of the Merger Agreement sets forth certain conditions to the parties closing the Transaction, including but not limited to the Required Consents being obtained and the Required Consents becoming Final Orders;

WHEREAS, the Merger Agreement defines the consent of the Florida Public Service Commission ("FPSC") as a Required Consent;

WHEREAS, each of the undersigned has agreed that the receipt of a Required Consent from the FPSC is not in fact a legal requirement for the consummation of the Transaction;

NOW THEREFORE, for the premises and covenants provided herein the undersigned hereby agree as follows:

(1) AGL Resources and Cougar Corporation agree that for purposes of determining whether the conditions required to be fulfilled to close the Transaction set forth in Sections 6.1(d), 6.2(b) and 6.2(c) of the Merger Agreement have been satisfied, each of AGL Resources and Cougar Corporation hereby waives the condition required to be fulfilled to close the Transaction with respect to obtaining a Required Consent from the FPSC under the terms and conditions of Sections 6.1(d), 6.2(b) and 6.2(c) of the Merger Agreement.

(2) NUI Corporation agrees that for purposes of determining whether the conditions required to be fulfilled to close the Transaction set forth in
       Section 6.1(d) of the Merger Agreement have been satisfied, it hereby waives the condition required to be fulfilled to close the Transaction with respect to obtaining a Required Consent from the FPSC under the terms and conditions of Section 6.1(d) of the Merger Agreement.

The undersigned agree that any agreement or waiver expressed herein does not constitute or imply an agreement or waiver of any other condition or term of the

Merger Agreement, including, but not limited to, those expressed in Section 6.2(d) of such agreement. This agreement shall not be amended, modified, rescinded or revoked in any way, except through the express written agreement of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this supplemental agreement as of the 23rd day of September, 2004


NUI CORPORATION

/s/ Steven D. Overly
-----------------------------
Steven D. Overly
Vice President, Chief Financial Officer, General Counsel and Secretary


AGL RESOURCES INC.

/s/ Richard O'Brien
--------------------------------
Richard O'Brien
Executive Vice President and CFO


COUGAR CORPORATION

/s/ Richard O'Brien
--------------------------------
Richard O'Brien
Executive Vice President and CFO